Exhibit 10.17

DATED October 22, 2004

BANTRY INVESTMENTS LIMITED

- and -

GETTY IMAGES (UK) LIMITED

- and -

GETTY COMMUNICATIONS LIMITED

And

HULTON ARCHIVE LIMITED

L E A S E

- relating to -

116-134 Bayham Street London NW1

STEPIEN LAKE GILBERT & PALING

8-14 Vine Hill

London EC1R 5DX

Ref: WP/MT0009 Lease Bayham Street

LEASE

DATED October 22, 2004

BETWEEN:

(1)	BANTRY INVESTMENTS LIMITED whose registered office is at Suite 7B & 8B 50 Town Range Gibraltar (“the Landlord”)

(2)	GETTY IMAGES (UK) LIMITED whose registered office is at 101 Bayham Street London NW1 0AG (Company Registration Number 3728660) (“the Tenant”)

(3)	GETTY COMMUNICATIONS LIMITED whose registered office is at 101 Bayham Street London NW1 OAG (Company Registration Number 3005770) and HULTON ARCHIVE LIMITED whose registered office is at 101 Bayham Street London NW1 OAG (Company Registration Number 02249752) (“the Guarantor”)

1.	DEFINITIONS

In this Lease the following words and expressions (unless the context otherwise requires) have the following meanings:

AUTHORISED GUARANTEE AGREEMENT

“Authorised Guarantee Agreement” means a guarantee agreement (in such form as the Landlord reasonably requires) by an assignor of this Lease guaranteeing to the Landlord the observance and performance by the assignee to whom the assignor is assigning this Lease of the covenants conditions and obligations on the part of the lessee under this Lease such guarantee agreement to incorporate the like covenants conditions and obligations as the Guarantee Provisions with such modifications as in the reasonable opinion of the Landlord may be necessary to make them applicable to a guarantee by an assignor to the Landlord of the observance and performance by the assignee of the covenants conditions and obligations of the lessee under this Lease

DEMISED PREMISES

“Demised Premises” means the building (its foundations roof and structure) (or any part of it) known as 116-134 Bayham Street for identification only shown edged in red on Plan 1 annexed to this Lease and comprising all of the land registered freehold under title number NGL468360 at the date of this Lease as from time to time rebult altered or amended together with all lifts lift shafts escalators central heating water heating boilers air conditioning and ventilation systems standby generators electrical and mechanical systems and all other apparatus plant machinery and Service Media serving the Demised Premises or provided for the benefit of the occupiers of the same

EVENT OF INSOLVENCY

“Event of Insolvency” means any of the following (in relation to a company or other corporation which is or which with one or more others constitutes the Tenant or a guarantor) inability of the company to pay its debts the passing of a resolution for winding up or entry into liquidation either compulsory or voluntary (except for the purpose of amalgamation or reconstruction of a solvent company) making of a composition in satisfaction of its debts or a scheme of arrangement of its affairs the application to the court for the appointment of a receiver or an administrative receiver or the making of such appointment the application to the court for an administration order or the making of such an order the making of voluntary arrangements by the company and (in relation to an individual who is the Tenant or a guarantor) inability to pay or having no reasonable prospect of being able to pay his debts the presentation of a bankruptcy petition the making of a bankruptcy order the making of a composition in satisfaction of his debts or a scheme of arrangement of his affairs the application to the court for an interim order and the appointment of a receiver or interim receiver and in relation to the various events of insolvency they shall wherever appropriate be interpreted in accordance and conjunction with the relevant provisions of the Insolvency Act 1986.

GUARANTOR

“Guarantor” means the party (if any) who has executed this deed as guarantor and any other party whom from time to time is a guarantor of the covenants conditions and obligations on the part of the Tenant under this Lease (other than an assignor of this Lease pursuant to an Authorised Guarantee Agreement)

GUARANTEE PROVISIONS

“Guarantee Provisions” means the covenants terms and conditions contained in clause 9 of this Lease

INSURED RISKS

“Insured Risks” means fire storm tempest flood lightning explosion (and in peace time) aircraft and articles dropped therefrom earthquake riot civil commotion impact bursting and overflowing of water tanks apparatus and pipes civil commotion malicious damage theft following forcible and violent entry into or exit from the Demised Premises property owner’s and third party liabilities plant and machinery cover together with such other risks (including subsidence and terrorism) as the Landlord shall from time to time reasonably deem prudent to insure against

LEASE

“Lease” means this deed (including the schedules to this deed) and any document supplemental to this deed

PLANNING ACTS

“Planning Acts” means all statutes statutory instruments rules orders regulations and directives whatsoever from time to time relating to town and country planning including (but without limitation) the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991

PRESCRIBED RATE

“Prescribed Rate” means three per centum per annum above the National Westminster Bank PLC base rate or in the event of such base rate ceasing to exist such other comparable rate as the Landlord shall reasonably determine

SERVICE MEDIA

“Service Media” means pipes sewers drains cables cable conduits gutters gulleys watercourses wires flues channels radiators light fittings and all other service or conducting media

SURVEYOR

“Surveyor” means any person or firm appointed by or acting for the Landlord (including an employee of the Landlord) to perform the function of the surveyor for any purpose under this Lease

TERM

“Term” means the term of years granted pursuant to clause 3 of this Lease and any holding over or extension or continuation whatsoever

YEARLY RENT

“Yearly Rent” means the rent reserved in clause 3.1 of this Lease as increased pursuant to the provisions of clause 7 of this Lease or otherwise

2.	INTERPRETATION

In the interpretation of this Lease:

2.1	LANDLORD

Landlord includes the person for the time being entitled to the reversion immediately expectant on the termination of the Term

2.2	LIABILITY

Wherever the Tenant or the Guarantor (as appropriate) comprises more than one person covenants and obligations expressed to be made or assumed on the part of the Tenant and the Guarantor (as appropriate) shall be deemed to be made jointly and severally by those persons and shall (where appropriate) be binding on and enforceable against his personal representatives

2.3	STATUTES

A reference to a statute shall include any statutory amendment or re-enactment thereof and any orders instruments rules directives regulations or notices made or issued pursuant to them

2.4	LANDLORD’S RIGHTS

Reference to any right exercisable by the Landlord or any right exercisable by the Tenant in common with the Landlord shall be construed as including (where appropriate) the exercise of such right by all persons authorised by the Landlord or having the like right

2.5	CONSENTS

Reference to any consent required from the Landlord shall be construed as also including the consent from any superior landlord where the superior landlord’s consent would be required under the terms of any superior lease except that nothing in this Lease shall be construed as an acknowledgement or a warranty by the Landlord that the superior landlord shall not unreasonably withhold such consent

2.6	PROHIBITIONS

Any prohibition imposed on the Tenant by this Lease shall be construed as including an obligation against allowing or suffering the act or thing prohibited to be done by a third party

2.7	HEADINGS

The headings in this Lease shall be ignored in its interpretation

3.	DEMISE AND REDDENDUM

The Landlord demises at the request of the Guarantor to the Tenant ALL THAT the Demised Premises TOGETHER WITH (to the extent the Landlord is able to grant them) the benefit of the rights specified in Part 1 of the First Schedule BUT EXCEPTING AND RESERVING to the Landlord and all others authorised by the Landlord or entitled thereto the rights specified in Part 2 of that Schedule TO HOLD to the Tenant SUBJECT TO AND WITH THE BENEFIT of (as appropriate) the matters specified or referred to in the documents listed in Part 3 of that Schedule for the term commencing on the date hereof and expiring on the 22nd October 2015 the Tenant YIELDING AND PAYING to the Landlord or as the Landlord may reasonably direct without any deduction the following rents:

3.1	YEARLY RENT

Firstly from the date hereof the rent of £500,000.00 per annum or such other amount as may from time to time be agreed or determined in accordance with clause 7 of this Lease by equal quarterly instalments in advance on the usual quarter days apportioned on a daily basis in respect of any period less than a quarter the first of such payments to be made on the date hereof in respect of the period from the date hereof to the 24th day of December 2004 (both days inclusive) and

3.2	INSURANCE RENT

Secondly as additional rent the sums payable under clause 4 of this Lease in respect of insurance and

3.3	OTHER RENT

Thirdly also as additional rent all other amounts from time to time payable by the Tenant to the Landlord under this Lease

4.	INSURANCE

The Landlord and Tenant mutually agree and covenant as follows:

4.1	LANDLORD’S OBLIGATION

The Landlord will insure the Demised Premises subject to availability of cover and to such excesses exclusions limitations or conditions as the Landlord (acting reasonably) or its insurers may require in such reputable insurance office or with such underwriters and through such agency as the Landlord may from time to time decide in the full reinstatement value of the Demised Premises including architects’ and Surveyors’ and other professional fees and incidental or consequential expenses and the cost of site clearance and demolition (including Value Added Tax chargeable on such fees and expenses) and an appropriate allowance against inflation against:

4.1.1	loss or damage by the Insured Risks

4.1.2	public liability of the Landlord arising out of or in connection with any matter involving or relating to the Demised Premises

4.1.3	loss of Yearly Rent and Service Charge payable under this Lease from time to time (having regard to any review of Yearly Rent which may become due under this Lease) for three years or such longer period as the Landlord may from time to time require

4.1.4	such other risks and losses as the Landlord may reasonably require

4.2	TENANT’S PAYMENT

The Tenant will pay to the Landlord the cost of:

4.2.1	effecting insurance in accordance with sub-clause 4.1 of this Lease and including (without limitation) the costs of annual insurance valuations of the Demised Premises

4.2.2	settling insurance claims and any excesses payable [please send copy insurance details] in respect of the Demised Premises Provided that the Landlord acts properly, expeditiously and reasonably in pursuing any such claim/s

4.3	EVIDENCE OF INSURANCE

At the reasonable request and at the cost of the Landlord the Landlord will produce evidence of such insurance and of the payment of the last premium

4.4	SUSPENSION OF YEARLY RENT

If any part of the Demised Premises is damaged by any of the Insured Risks so as to render the Demised Premises or the access thereto unfit for occupation and use and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment refused in whole or in part as a result of some act or default of the Tenant or any occupant of the Demised Premises or anyone under their control then the whole or a fair proportion (according to the nature and extent of the damage) of the Yearly Rent shall be suspended until the Demised Premises shall be fit for occupation and use or if earlier until the monies received by the Landlord in respect of loss of rent insurance shall have been exhausted

4.5	REINSTATEMENT

If the Demised Premises are damaged by any of the Insured Risks then unless payment of the insurance monies shall be refused in whole or in part by reason of any act or default of the Tenant or any occupant of the Demised Premises or anyone under their control and subject to the Landlord being able to obtain all necessary consents (the Landlord having promptly and diligently pursued the same) the Landlord will lay out the net proceeds of such insurance (other than architects surveyors and other professional fees and monies received by the Landlord in respect of loss of Yearly Rent insurance) received by the Landlord in or towards reinstating the Demised Premises PROVIDED THAT the liability of the Landlord to reinstate the Demised Premises or any part thereof shall be deemed to have been satisfied if the Landlord provides the Tenant with rebuilt premises as convenient and commodious and suitable for the Tenant’s use and enjoyment but not necessarily identical to that previously existing

4.6	FRUSTRATION

In the event that the Landlord is unable to obtain the necessary consents or for any other reason beyond the Landlord’s reasonable control the Landlord is unable to reinstate any damage or destruction by an Insured Risk then in such case all insurance monies payable in consequence of the Insured Risk shall belong to the Landlord absolutely

4.7	REPAYMENT

If the payment of any insurance monies is refused in whole or in part by reason of any act or default of the Tenant or any occupant of the Demised Premises the Tenant will pay to the Landlord on demand the amount so refused but without prejudice to any other claim of the Landlord against the Tenant

4.8	NOT TO PREJUDICE INSURANCE

The Tenant will not do anything which may prejudice any policy of insurance in respect of the Demised Premises or any nearby premises or which may result in such insurance becoming void or voidable or the rate of premium under such insurance being increased and the Tenant will at all times comply with all requirements of the insurers of the Demised Premises

4.9	DETERMINATION

In the event that the Demised Premises are damaged or destroyed by any Insured Risk:

4.9.1	so as to render it impossible for the Tenant to occupy the Demised Premises or a substantial part and

4.9.2	a substantial start on reinstatement has not commenced (for reasons outside the Landlord’s control) six months prior to the expiry of the period of loss of Yearly Rent and Service Charge cover effected by the Landlord then either party may give to the other not less than three months notice in writing determining this Lease and at the expiration of such period of three months this Lease shall determine absolutely without prejudice to any rights or claims then subsisting between the Landlord and the Tenant

4.10	DOUBLE INSURANCE

Subject to sub-clause 4.10 of this Lease the Tenant will not effect any insurance over the Demised Premises in respect of any of the Insured Risks

5.	TENANT’S COVENANTS

The Tenant COVENANTS with the Landlord as follows:

5.1	RENT AND INTEREST

5.1.1	To pay to the Landlord or as the Landlord may from time to time direct the Yearly Rent and other rents reserved by this Lease in cleared funds by direct debit or banker’s order if so required by the Landlord without any deductions withholdings or set-offs whatsoever

5.1.2	To pay on demand interest at the Prescribed Rate on all or any part of:-

(a)	installments of Yearly Rent which are unpaid on the due date

(b)	the other rents and any other sums payable under this Lease which are not paid within seven days of demand from the due date in the case of installments of Yearly Rent and otherwise from the date of demand to the date of receipt of payment in cleared funds by the Landlord such interest to be calculated on a daily basis and compounded on the usual quarter days (as well after as before any judgment)

5.2	VALUE ADDED TAX

To pay to the Landlord and keep the Landlord indemnified against all Value Added Tax (under the Value Added Tax Act 1994) or similar tax which may from time to time be charged on the Yearly Rent the additional rents secondly and thirdly reserved under this Lease and on any other sums payable under this Lease

5.3	OUTGOINGS

To pay all existing and future rates taxes impositions and outgoings whatsoever in respect of the Demised Premises other than any such payable occasioned by the receipt of the rents or by an disposition or dealing with or ownership of any interest reversionary to the interest created by this Lease

5.4	CONDITION AND REPAIR

To put and keep the Demised Premises in good and substantial repair and condition (damage by any Insured Risk excepted unless and to the extent that any act or omission of the Tenant or any occupant of the Demised Premises or anyone under their control renders the insurance money or a part of it irrecoverable) Provided that this covenant shall be interpreted as if this lease was granted on the 23rd October 1990 and to keep the Demised Premises clean and tidy

5.5	REPAIR ON NOTICE AND ACCESS TO REPAIR

5.5.1	Within three months of the Landlord giving written notice of any want of repair or decoration (or forthwith in an emergency) to start and diligently to proceed to make good all want of repair and decoration

5.5.2	If within three months of the service of notice under sub-clause 5.5.1 the Tenant shall not have started and be proceeding diligently with the execution of the works referred to in such notice to permit the Landlord or any person authorised by the Landlord with workmen and others with all necessary equipment to enter the Demised Premises to execute such works as may be necessary to comply with such notice

5.5.3	(Without prejudice to any right claim or remedy of the Landlord) to pay to the Landlord on demand upon any failure to comply with a notice under sub-clause 5.6.1 of this Lease all proper costs and expenses of the Landlord of executing all works required to comply with such notice and such costs and expenses shall be a debt due to the Landlord from the Tenant and recoverable as rent in arrears

5.6	DECORATE

Whenever necessary but in any event at least in every third year of the Term in respect of the exterior and in every fifth year of the Term in respect of the interior and in both cases in the last year of the Term (howsoever determined) to paint in a proper and workmanlike manner with at least two coats of best quality paint all parts of the Demised Premises previously or usually painted and also (where appropriate) to clean the stonework to paper or cover with best quality wallpaper or wallcovering and to polish and otherwise treat cleanse make good and preserve in a substantial and workmanlike manner all parts of the Demised Premises as necessary PROVIDED THAT the prior written consent of the Landlord shall be obtained to the colour of the paint and the pattern of the wallpaper or wallcovering used in the last year of the Term

5.7	YIELD UP

At the expiration of the Term (howsoever determined) to yield up the Demised Premises to the Landlord with vacant possession in a state and condition consistent with the due compliance by the Tenant of the Tenant’s obligations under this Lease

5.8	SHARED FACILITIES

To pay on demand a fair proportion (determined by the Surveyor) of the cost of repairing maintaining cleansing replacing and renewing Service Media and all services things and facilities whatsoever (including (but without limitation) structures walls party walls fences roads pavements forecourts service yards service areas and accesses) used or enjoyed (or capable of being used or enjoyed) by the occupier of the Demised Premises in common with the occupier of any other property

5.9	ENTRY

To permit the Landlord or any person authorised by the Landlord with workmen and others with all necessary equipment to enter the Demised Premises at any reasonable time upon reasonable written notice (or without notice in an emergency) for all reasonable purposes including (but without limitation) for the following purposes:

5.9.1	to inspect and examine the state and condition of the Demised Premises and other parts of the Demised Premises and to take schedules of repairs dilapidations and the like and inventories of fixtures fittings plant and machinery

5.9.2	to execute any works of renewal maintenance construction alteration repair decorations or any other works to the Demised Premises or any adjoining or neighbouring land or premises which the Landlord reasonably requires or is obliged or entitled to carry out (whether under this Lease or otherwise)

5.9.3	to inspect cleanse repair amend renew remove or replace any Service Media and/or other things services or facilities not serving or not exclusively serving the Demised Premises

5.9.4	for any purpose in connection with:

(a)	the performance by the Landlord of the Landlord’s obligations (whether under this Lease or otherwise) or

(b)	the exercise by the Landlord (or other authorised persons) of the Landlord’s rights under this Lease or

(c)	the valuing or the disposal of any interest of the Landlord in the Demised Premises

5.9.5	to do anything which may be necessary to remedy or prevent any breach by the Tenant of the Tenant’s obligations under this Lease

5.10	ALTERATIONS

5.10.1	Not to make or permit any alterations additions or improvements to the Demised Premises SAVE THAT on obtaining the previous written consent of the Landlord (which consent shall not be unreasonably withheld or delayed) the Tenant may make additions or alterations to the Demised Premises of a non-structural nature

5.10.2	To remove any additions or alterations or improvements made to the Demised Premises at the expiration or sooner determination of the Term including those permitted by a Licence for Alterations dated 9th April 1991 and made between Bantry Investments Limited (1) Tony Stone Associates Limited (2) and a Licence for Alterations dated 17th June 1993 and made between Bantry Investments Limited (1) Tony Stone Associates Limited (2) unless and to the extent only that the Tenant shall be relieved of such obligation by the Landlord by notice in writing on the Tenant

5.11	USER

Not to use the Demised Premises otherwise than for offices

5.12	OBJECTIONABLE USE

Not to use the Demised Premises for auctions or gambling or for any dangerous offensive noxious noisome illegal or immoral activity or in any manner that may be or become a nuisance or annoyance to the Landlord or to the owner or occupier of any adjoining or neighbouring premises

5.13	PLANNING

5.13.1	At all times to comply with the requirements of the Planning Acts in respect of the Demised Premises

5.13.2	Not without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) to apply for planning permission in respect of the Demised Premises

5.13.3	To comply with all conditions of any planning permission that the Tenant or any occupant of the Demised Premises or anyone under their control implements including any conditions required to be complied with subsequent to the termination of the Term (howsoever determined)

5.13.4	Forthwith upon receipt of or the Tenant becoming aware of any notice relating to any development of any neighbouring property to deliver a copy thereof to the Landlord and if so required by the Landlord to join with the Landlord at the joint expense of the Landlord and the Tenant in making representations or objections concerning the same

5.14	STATUTORY REQUIREMENTS

At all times to observe and comply with the requirements of all statutes (including but without limitation the Factories Act 1961 the Office Shops and Railway Premises Act 1963 the Fire Precaution Act 1971 the Health and Safety at Work etc Act 1974 and Environmental Protection Act 1990) statutory instruments orders rules regulations and directions imposed by or deriving their validity from statute relating (solely) to the Demised Premises and to indemnify the Landlord against all actions proceedings claims or demands which may be brought or made by reason of such statutes or requirements or any default in compliance with them

5.15	NOTICES

Forthwith to notify the Landlord of the receipt by the Tenant or of the Tenant becoming aware of any notice proposal order or regulation or requirement relating to the Demised Premises or any neighbouring property and deliver to the Landlord a copy thereof and comply with the Landlord’s reasonable directions relating thereto

5.16	ADVERTISEMENTS

Not to display any notices or advertisements on the exterior of the Demised Premises or within the Demised Premises and visible from outside SAVE THAT with the prior written consent of the Landlord (not to be unreasonably withheld or delayed) the Tenant may display a sign acceptable to the Landlord stating the name and business of the Tenant immediately outside the entrance to the Demised Premises

5.17	DEALINGS

5.17.1	Not to assign part only of the Demised Premises

5.17.2	Not to assign the whole of the Demised Premises

(a)	if any of the circumstances (which are specified for the purposes of section 19 (1A) of the Landlord and Tenant Act 1927) which are set out in Part 1 of the Second Schedule apply on or after the date upon which the Tenant applies to the Landlord for consent to assign this Lease but before consent in writing is given and in any such case the Landlord may withhold its consent PROVIDED THAT if any such circumstances apply after the Landlord has given his consent but before the assignment has taken place the Landlord may revoke his consent; and

(b)	without first complying with the conditions (which are specified for the purposes of section 19 (1A) of the Landlord and Tenant Act 1927) which are set out in Part 2 of the Second Schedule or such of those conditions as the Landlord imposes; and

(c)	without first obtaining the prior written consent of the Landlord which shall not be unreasonably withheld or delayed

5.17.3	Subject to the following provisions of this sub-clause 5.17 the Tenant is permitted to enter into a maximum of eight underlettings of the Demised Premises and each such Unit shall for the purposes of sub-clause 5.17 of this Lease be called a “Permitted Part”

5.17.4	To procure that any underlessee shall by deed enter into a direct covenant with the Landlord to observe and perform the obligations on the part of the Tenant (other than for payment of the Yearly Rent) contained in this Lease and that if such underlessee is a corporate body (other than a public company with full Stock Exchange listing) and the Landlord shall so reasonably require to procure that a maximum of two of its directors or other persons or company acceptable to the Landlord join in such deed to give a guarantee and indemnity in respect of the observance and performance by the underlessee of such obligations in the form of the Guarantee Provisions (mutatis mutandis) or in such other form as the Landlord shall reasonably require or such other security is provided to the Landlord as the Landlord reasonably requires

5.17.5	Not to underlet the Demised Premises or a Permitted Part at a fine or a premium (whether payable by or due to the lessor or lessee) or at a rent (having regard to any rent free period or other inducement) less than the open market rent of the Demised Premises or in the case of a Permitted Part the open market rent of such Permitted Part in each case at the time of grant of such underlease

5.17.6	To ensure that any permitted underlease or sub-underlease:

(a)	shall contain the like restrictions to those in this Lease on assignment underletting charging and parting with possession of or the sharing of occupation of the Demised Premises or the Permitted Part (as appropriate) and the same provisions for the direct covenants with and registration with the Landlord as those contained in this Lease and such provisions as are necessary to ensure that it is consistent with the provisions of this Lease

(b)	shall contain provisions for the review of rent on the same dates as in the Lease or on such other dates as the Landlord shall approve (such approval not to be unreasonably withheld or delayed)

(c)	shall be granted (if the Landlord reasonably so requires) so as to exclude the provisions of Section 24 to 28 of the Landlord and Tenant Act 1954 (as amended) in relation to such underlease or sub-underlease and the tenancy created thereby and shall provide accordingly

5.17.7	To implement all rent reviews pursuant to any underlease of the Demised Premises or a Permitted Part and to give the Landlord such information as the Landlord may from time to time require in respect of any rent review and not to agree the revised rent payable in consequence of a rent review without first obtaining the Landlord’s agreement to the proposed amount of the revised rent

5.17.8	Not to release waive or vary any provisions of any underlease without the prior written consent of the Landlord (not to be unreasonably withheld or delayed)

5.17.9	Not to take or accept a surrender of the whole of any underlease of the Demised Premises or a Permitted Part without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed)

5.17.10	Not to take or accept a surrender of part of any underlease of the Demised Premises (other than a Permitted Part which is from time to time underlet or of part of a Permitted Part)

5.17.11	Not to part with or share possession or occupation of the whole or any part or parts of the Demised Premises except by way of a permitted assignment or underlease or with a Group Company as defined in s.42 of the Landlord and Tenant Act 1954 provided that the Tenant may share occupation of the Demised Premises provided that no relationship of landlord and tenant is thereby created

5.17.12	Not to charge part only of the Demised Premises other than a Permitted Part which is from time to time underlet

5.17.13	Upon every application for consent required by sub-clause 5.17 of this Lease to disclose to the Landlord such information as to the terms proposed as the Landlord may require

5.17.14	Subject to and without limitation to the foregoing not to underlet or charge the Demised Premises or underlet a Permitted Part without in each and every such case first obtaining the consent in writing of the Landlord which consent shall not be unreasonably withheld or delayed

5.18	NOTICE OF DEALINGS

Within one month after every assignment transfer underletting or charging of the Demised Premises and every devolution of the title to give written notice with full particulars to the Landlord or to the Landlord’s solicitors and to pay such reasonable registration fee on every occasion as may be demanded and at the same time as giving such notice to produce for registration a certified copy of any such assignment counterpart underlease or other instrument of devolution

5.19	DISPOSAL NOTICES

5.19.1	Provided such does not materially adversely affect the Tenant’s use and enjoyment of the Demised Premises to permit the Landlord to erect and display on the Demised Premises:

(a)	at any time during the Term a notice for the sale of the Landlord’s interest in the Demised Premises

(b)	during the last year of the Term a notice for the re-letting of the Demised Premises

5.19.2	To permit any prospective purchaser or tenant to inspect the Demised Premises on giving reasonable prior notice

5.20	COSTS

To pay all proper and reasonable costs (including but without limitation solicitors’ costs and Surveyors’ fees) incurred by the Landlord:

5.20.1	in the preparation and service of every notice under Section 146 of the Law of Property Act 1925 or in proper contemplation of proceedings under sections 146 or 147 of that Act notwithstanding that forfeiture is avoided otherwise than by order of the court

5.20.2	in the preparation and service of every schedule of dilapidations in respect of the Demised Premises (whether served during before or within six months after the end or sooner determination of Term)

5.20.3	in connection with any breach of any covenant or the recovery of arrears of the Yearly Rent or other rents or amounts due from the Tenant under this Lease

5.20.4	in respect of any application for consent required by this Lease whether or not such consent be granted

5.21	REGULATIONS

To observe and conform to all reasonable regulations and restrictions made by the Landlord from time to time for the proper management of the Demised Premises

5.22	ROOF AND FLOOR LOADING

Not to impose on any part of the floors roof trusses or the structure of the Demised Premises a load or weight greater than that for which they are designed or constructed to bear or capable of bearing with a due margin for safety nor to cause or permit any undue vibration by machinery or otherwise

5.23	INDEMNITIES

To indemnify the Landlord against all actions claims proceedings costs expenses and demands made against the Landlord as a result of:

5.23.1	any act omission or negligence of the Tenant or the servants agents licensees or invitees of the Tenant or any person under their control or

5.23.2	any breach or non-observance by the Tenant of the Tenant’s covenants or other terms of this Lease

5.24	FIRE FIGHTING EQUIPMENT

To keep the Demised Premises supplied with such fire fighting equipment as the insurers of the Demised Premises and the competent fire authority may require or as the Landlord may reasonably require and to maintain such equipment to the satisfaction of all such persons

5.25	DANGEROUS MATERIALS

Not to store inflammable or explosive substances or goods at the Demised Premises or obstruct the access to any fire fighting equipment or the means of escape from or over the Demised Premises and in the event of anything happening which might affect any insurance policy relating to the Demised Premises to notify the Landlord forthwith

5.26	DEFECTIVE PREMISES

To give notice to the Landlord of any defect in the Demised Premises in respect of which the Landlord may have a liability or duty of care under this Lease the Defective Premises Act 1972 or otherwise as soon as may be practicable after such defect shall have come to the notice of the Tenant

5.27	NEW GUARANTOR

Within fourteen days of the death or an Event of Insolvency occurring or other incapacity howsoever caused of any person who has or shall have guaranteed to the Landlord the Tenant’s obligations contained in this Lease to give notice thereof to the Landlord and if so required by the Landlord at the expense of the Tenant within twenty eight days of such notice to procure some other person or persons or company reasonably acceptable to the Landlord to give a guarantee and indemnity in respect of the Tenant’s obligations contained in this Lease in the form of the Guarantee Provisions (mutatis mutandis) or in such other form as the Landlord shall reasonably require

5.28	GUARANTEE ON RENEWAL OF LEASE

In the event that a further term of years is granted to the Tenant (in this sub-clause meaning Getty Images (UK) Limited) of the whole or any part of the Demised Premises whether pursuant to the Landlord and Tenant Act 1954 or any other statutory provisions for the time being in force or by agreement or otherwise to procure if at that time it is reasonable to do so the Guarantor or some other person or persons or company reasonably acceptable to the Landlord to execute a guarantee and indemnity (whether contained in the lease granting such further term or in a separate deed) in respect of the Tenant’s obligations contained in such lease in the form of the Guarantee Provisions (mutatis mutandis) or in such other form as the Landlord shall reasonably require

5.29	TITLE PARAMOUNT COVENANTS

To perform and observe all the covenants and obligations:

5.29.1	on the part of the lessee contained in any superior lease (other than payment of rent)

5.29.2	in title number NGL468360

6.	LANDLORD’S COVENANTS

The Landlord COVENANTS with the Tenant as follows:

6.1	QUIET ENJOYMENT

That so long as the Tenant is not in breach of any of the Tenant’s obligations under this Lease the Tenant shall be entitled peaceably and quietly to hold and enjoy the Demised Premises without any lawful interruption by the Landlord or any person claiming under or in trust for the Landlord or by title paramount

7.	RENT REVIEW

7.1	REVIEW DATES

On the 22nd October 2005 and the 22nd October 2010 (each of which dates is hereinafter referred to as “the review date” and “relevant review date” shall be construed accordingly) the Yearly Rent shall be reviewed and with effect from the relevant review date shall be an amount (hereinafter called “the revised rent”) which is the greater of the open market rental value of the Demised Premises at the relevant review date or the Yearly Rent payable immediately before the relevant review date (or if the Yearly Rent has at the relevant review date been suspended the Yearly Rent which would have been payable but for such suspension)

7.2	OPEN MARKET RENTAL VALUE

The open market rental value of the Demised Premises shall be the yearly rent exclusive of Value Added Tax (as may be agreed between the Landlord and Tenant or determined in accordance with sub-clause 7.5 of this Lease) that might reasonably be expected to be payable in respect of the Demised Premises let as a whole in the open market by a willing landlord to a willing tenant at the relevant review date with vacant possession without taking a fine or premium for a term of 10 years commencing on the relevant review date and otherwise on the same terms and conditions as are contained in this Lease (except the amount of the Yearly Rent but including the provisions for the review of rent and assuming (if not the fact) those matters set out in sub-clause 7.3 of this Lease but disregarding those matters set out in sub-clause 7.4 of this Lease

7.3	ASSUMPTIONS

The matters to be assumed pursuant to sub-clause 7.2 of this Lease are:

7.3.1	that the Demised Premises are fit and equipped for immediate occupation and use and that no work has been carried out that has diminished the rental value of the Demised Premises

7.3.2	that the Tenant and the Landlord have complied with all the obligations on the part of the Tenant and Landlord imposed by this Lease (but without prejudice to any rights of the Landlord or the Tenant in regard thereto)

7.3.3	that the Demised Premises have not been damaged or destroyed or if so that they have been reinstated

7.3.4	that any rent free or concessionary rent period which would be granted by a willing landlord to a willing tenant has expired

7.3.5	that the willing tenant is a taxable person for the purposes of the Value Added Tax Act 1994 who makes taxable supplies only and is fully able to recover its input tax

7.4	DISREGARDS

The matters to be disregarded pursuant to sub-clause 7.2 of this Lease are:

7.4.1	any goodwill attributable to the Demised Premises by reason of any trade or business carried on in the Demised Premises by the Tenant or any underlessee

7.4.2	any effect on rent of the fact that the Tenant or any underlessee has been in occupation of the Demised Premises

7.4.3	any effect on rent of any improvement to the Demised Premises (being an improvement effected or completed within a period of twenty-one years immediately preceding the relevant review date) carried out during the Term by the Tenant or any underlessee with the prior consent in writing of the Landlord other than an improvement effected at the expense of the Landlord or in pursuance of an obligation to the Landlord (except where such obligation is imposed by statute or is a requirement or direction of a local authority or other public body or where the obligation is a covenant to carry out the alterations or improvements contained in any licence or consent authorising the same) whether under this Lease or otherwise

7.4.4	any allowance for loss of use of the Demised Premises whilst any fitting out works alterations or improvements are being carried out or for the cost of such works alterations or improvements or any financial or other inducement to a willing tenant

7.4.5	any obligation restriction or limitation relating to the Demised Premises imposed by the Planning Acts

7.5	REFERRAL TO ARBITRATOR OR EXPERT

If the Landlord and the Tenant for whatever reason shall be unable to agree or have not agreed on the amount of the open market rental value of the Demised Premises by not later than three months before the relevant review date then either party may by notice in writing to the other require that the amount of the open market rental value of the Demised Premises shall be referred to and decided by an independent valuer acting as an expert and not an arbitrator (unless the Landlord shall (acting reasonably) have elected that the valuer shall act as an arbitrator in which event this clause shall be deemed to be a submission within the Arbitration Act 1996) to be agreed upon by the Landlord and the Tenant or in the event of failure so to agree then the valuer shall be nominated at any time at the request of the Landlord or the Tenant by the President (or if he is unable so to nominate then by the Vice-President or other duly authorised officer) for the time being of the Royal Institution of Chartered Surveyors PROVIDED ALWAYS that:

7.5.1	an arbitration shall be conducted in accordance with the Arbitration Act 1996

7.5.2	the valuer shall be a Fellow of the Royal Institution of Chartered Surveyors and] a member of a firm of Chartered Surveyors and shall have experience in valuing and letting property similar to and in the locality of the Demised Premises and if the valuer is to act as an arbitrator he shall be experienced in acting as an arbitrator in rent review arbitrations

7.5.3	in the case of a reference to an expert

(a)	the costs of the reference shall be in the award of the expert whose decision shall be final and binding

(b)	the expert shall afford to the Landlord and the Tenant or their representatives an opportunity of a reasonable length of time to make representations to him and shall give his decision in writing

(c)	if the expert shall die or become unwilling or incapable of acting or if for any reason he is unable to act then either the Landlord or the Tenant may request the President (or Vice-President or other duly authorised officer) of the Royal Institution of Chartered Surveyors to appoint another expert in his place which procedure may be repeated as many times as necessary

7.6	RENT PENDING DETERMINATION OF REVISED RENT

In the event that by the relevant review date the amount of the revised rent has not been agreed between the Landlord and the Tenant or decided as aforesaid then in respect of the period of time (hereinafter called “the said interval”) beginning with the relevant review date and ending on the date upon which the amount of the revised rent is agreed or decided the Tenant shall continue to pay to the Landlord the Yearly Rent at the yearly rate payable immediately before the relevant review date and at the expiration of the said interval there shall be due as a debt payable by the Tenant to the Landlord on demand as arrears of rent an amount equal to the difference (if any) between the revised rent and the Yearly Rent actually paid during the said interval and apportioned on a daily basis in respect of the said interval together with interest at three per cent below the Prescribed Rate on the difference between the revised rent and the Yearly Rent actually paid such interest to be calculated from the date when each payment of Yearly Rent became due

7.7	STATUTORY RESTRICTIONS

If at any review date the Landlord shall be obliged legally or otherwise to comply with any Act of Parliament dealing with the control of rent and which shall restrict or modify the Landlord’s right to revise the Yearly Rent in accordance with the terms of this Lease or which shall restrict the right of the Landlord to demand or accept payment of the full amount of the Yearly Rent for the time being payable under this Lease then on each occasion that any such enactment is removed relaxed or modified the Landlord shall be entitled on giving not less than three months’ notice in writing to the Tenant expiring after the date of each such removal relaxation or modification to introduce an intermediate review date (hereinafter called “the intermediate review date”) which shall be the date of expiration of such notice and the revised rent payable from an intermediate review date to the next succeeding review date or intermediate review date or the end or sooner determination of the Term (whichever shall first occur) shall be determined in like manner as the revised rent payable from each review date as hereinbefore provided

7.8	MEMORANDUM

As soon as the amount of the Yearly Rent payable after a review date or an intermediate review date has been agreed or determined (and if required by the Landlord so to do) the parties will at their own expense execute a memorandum specifying the amount of the revised rent

7.9	TIME NOT OF ESSENCE

Time shall not be of the essence in respect of any of the provisions or procedures under this clause 7

8.	PROVISOS

PROVIDED ALWAYS AND IT IS AGREED AND DECLARED as follows:

8.1	RE-ENTRY

If at any time the Yearly Rent or other rents hereby reserved or any part of them are twenty one days in arrear (whether formally demanded or not) or if the Tenant has failed to observe or perform any of the obligations on the Tenant’s part contained in this Lease or if an Event of Insolvency shall occur in relation to the Tenant or the Guarantor then and in any such case the Landlord may re-enter upon the Demised Premises or any part thereof in the name of the whole and thereupon the Term shall absolutely determine but without prejudice to any claim by the Landlord against the Tenant for any antecedent breach of any of the obligations on the Tenant’s part contained in this Lease

8.2	ARBITRATION

Without prejudice to the Landlord’s right to forfeit this Lease and to apply to the Court direct and unless otherwise provided in this Lease any dispute or question between the Landlord and the Tenant (other than a dispute or question relating to matters of law or the construction of this Lease) shall be referred to arbitration in accordance with the Arbitration Act 1996 to a single arbitrator nominated in default of agreement between the Landlord and the Tenant by the then President (or Vice President or other duly authorised officer) of the Royal Institution of Chartered Surveyors at the request of either the Landlord or the Tenant

8.3	NOTICES

Section 196 of the Law of Property Act 1925 shall apply to any notice required or authorised by this Lease and any notice posted in accordance with that Section shall be deemed to have been served on the second day after posting

8.4	COMPENSATION

Except where any statutory provisions prohibit the Tenant’s right to compensation being reduced or excluded by agreement the Tenant shall not be entitled to claim from the Landlord on quitting the Demised Premises any compensation under the Landlord and Tenant Act 1954

8.5	PRESCRIPTIVE RIGHTS

Without prejudice to the rights specified in Part 1 of the First Schedule the Tenant shall not acquire or be deemed to have acquired by the grant of this Lease or by prescription or otherwise any rights easements or privileges over the Demised Premises or any adjoining or neighbouring land or premises

8.6	PARTY WALLS

Any walls dividing the Demised Premises from any adjoining premises shall be deemed to be party walls and shall be used repaired and maintained as such

8.7	EFFECT OF WAIVER

Each of the Tenant’s covenants shall remain in full force both at law and in equity notwithstanding that the Landlord shall have waived or released temporarily any such covenant or waived or released temporarily or permanently revocably or irrevocably a similar covenant or covenants affecting any adjoining or neighbouring property

8.8	PLANNING RESTRICTIONS

No representation or warranty is or has prior to the date hereof been given or made by or on behalf of the Landlord that any use will be or remain a permitted use under the Planning Acts

8.9	THIRD PARTY RIGHTS

In relation to the Contracts (Rights of Third Parties) Act 1999 and for the purposes of Section 1(2) and 2(3)(b) of that Act the Landlord and Tenant agree and declare that they do not intend any term of this Lease to be enforceable by a person who is not a party to this Lease and that this Lease may be varied or rescinded without the consent of such person.

8.10	LANDLORD NOT TO BUILD

The Landlord shall not at any time during the Term have the right to extend or alter the Building by the construction or erection of an additional floor on the Building.

9.	GUARANTOR’S COVENANTS

The Guarantor covenants with the Landlord and without the need for any express assignment with all the Landlord’s successors in title as follows:-

9.1	PAYMENT

(a)	that the Tenant will as well after as before any re-entry disclaimer or forfeiture of the Lease pay the rents and other amounts from time to time payable under the Lease and will observe and perform the obligations on the part of the Tenant under the Lease; and

(b)	in case of default or delay on the part of the Tenant in paying the rents and other amounts from time to time payable under the Lease or in observing and performing the Tenant’s obligations under the Lease, the Guarantor will, by way of primary obligation and not merely as guarantor or as collateral to the Tenant’s obligation, pay to the Landlord on demand any rent or other amounts which ought to be paid or which are due and payable under the Lease and on demand will make good and/or indemnify the Landlord against any breaches of the Tenant’s obligation under the Lease, including all losses, damages, costs and expenses arising or properly incurred by the Landlord.

9.2	PAYMENT FOLLOWING TERMINATION

If the Lease shall be determined by re-entry or otherwise forfeited or disclaimed (“Termination”) the Guarantor shall pay to the Landlord on demand an amount equal to the rents and other amounts which would have been payable to the Landlord by the Tenant under the Lease but for the Termination for the period commencing with the date of the Termination and ending on the earlier of the date of the notice specified in clause 9.3 and the date (if any) upon which the rent receivable for the Demised Premises, following a re-letting, is at least equivalent to the rent and other amounts which were payable under the Lease immediately before the Termination.

9.3	NEW LEASE

In the event of Termination the Guarantor shall upon being required so to do by the Landlord by written notice given at any time take up a new lease of the Demised Premises and deliver a duly executed counterpart to the Landlord upon the same terms as this Lease (mutatis mutandis) save that

(a)	the term will commence on the date of such notice and expire on the date the date of expiry of the Term

(b)	so far as there are any outstanding breaches of the Tenant’s obligations under the Lease the Landlord without prejudice to its other remedies may require that such new lease contain a covenant that they will be remedied promptly at the cost of the Guarantor to the reasonable satisfaction of the Landlord

(c)	the Guarantor will on completion of such new lease indemnify the Landlord against its proper costs in connection with the grant of the new lease and any proper costs disbursements and value added tax payable to any reversioner or other person interested in the Demised Premises in connection with the obtaining of any necessary consent, approval or licence

9.4	RANKING OF CLAIMS

The Guarantor will only be entitled to enforce its rights in respect of any sums it pays or liabilities it incurs under this Lease or otherwise arising from its observance performance or discharge of the obligations on the part of the Guarantor after all obligations of the Tenant under this Lease have been observed and performed and discharged in full and until then the Guarantor shall not:-

(a)	seek to recover whether directly or by way of set-off lien counterclaim or otherwise or accept any money or other property or security or exercise any rights in respect of any sum which may be or become due to the Guarantor on account of failure by the Tenant to observe, perform or discharge its obligations or on account of the obligations of the Guarantor under this Lease from the Tenant or any third party;

(b)	claim, prove or accept any payment in any composition by or winding up or liquidation of the Tenant in competition with the Landlord for any amount owing to the Guarantor by the Tenant on any account;

(c)	exercise any right or remedy in respect of any amount paid by the Guarantor under this Lease or any liability incurred by the Guarantor in observing performing or discharging the obligations on the part of the Tenant.

9.5	WARRANTY

The Guarantor warrants that it has not taken and will not, without the consent of the Landlord (not to be unreasonably withheld or delayed), take any security from the Tenant in connection with the Guarantor’s obligations under this Lease and any such security so taken shall be held in trust for the Landlord as security for the respective liabilities of the Guarantor and the Tenant

9.6	SOLE OR PRINCIPAL DEBTOR

Without prejudice to the rights of the Landlord against the Tenant as principal, the Guarantor, as a separate and independent stipulation, agrees that any liability mentioned in this Lease which may not be recoverable on the footing of a guarantee whether by reason of any legal limitation, disability or incapacity on or of the Tenant or any other fact or circumstance, whether known to the Landlord or not, will nevertheless be recoverable from the Guarantor as though it had been incurred by the Guarantor and the Guarantor was the sole or principal debtor in respect of it and will be paid by the Guarantor on demand, together with interest at the Prescribed Rate from the date of demand until payment.

9.7	IMMEDIATE RECOURSE

The provisions of this Clause 9 are in addition to and not in substitution for any other rights which the Landlord may have and may be enforced against the Guarantor whether or not recourse has been had to any such rights and whether or not any steps or proceedings have been taken against the Tenant.

9.8	OBLIGATIONS TO SUBSIST

The rights of the Landlord and the obligations of the Guarantor will continue to subsist notwithstanding :-

(a)	any neglect or forbearance by the Landlord endeavouring to obtain payment of the rents reserved or other amounts payable under the Lease or enforcing the observance and performance of the Tenant’s obligations or any time which may be given to the Tenant;

(b)	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant;

(c)	the grant of any licence or consent to the Tenant for the time being Provided such shall be notified to the Guarantor;

(d)	any variation in the Lease agreed between the Landlord and the Tenant for the time being Provided that such shall first be notified in writing to the Guarantor;

(e)	any disposition of the Landlord’s reversion or any part of it;

(f)	the release of any one or more persons for the time being constituting a surety or guarantor to the Landlord of the Tenant’s obligations under the Lease; or

(g)	any other act, omission, matter or thing by which (but for this provision) the Guarantor would be exonerated, either wholly or in part, from its obligations under this Lease, other than a release by deed given by the Landlord.

9.9	STATUTORY AVOIDANCE

No assurance, security or payment which may be avoided under any statute nor any release, settlement or discharge of the Guarantor which may have been given or made on the faith of any such assurance, security or payment shall prejudice or affect the right of the Landlord to recover from the Guarantor to the full extent of the Guarantor’s obligations under this Lease as if such release settlement or discharge had not occurred.

9.10	DURATION OF LIABILITY

The obligations of the Guarantor under this Lease shall cease to have effect when the Tenant is released from its obligations under the Lease

10.	NEW TENANCY

This Lease constitutes a new tenancy for the purpose of the Landlord and Tenant (Covenants) Act 1995

11.	STAMP DUTY CERTIFICATE

There is no agreement for lease to which this Lease gives effect

12.	LAW AND JURISDICTION

12.1	This Lease shall be governed and construed in accordance with English Law

12.2	The Tenant irrevocably agrees for the benefit of the Landlord that the Courts of England shall have jurisdiction to hear and determine any suit action or proceeding and to settle any dispute which may arise out of or in connection with this Lease and for such purposes hereby irrevocably submits to the jurisdiction of the English Courts

12.3	Any writ judgment or legal process shall be sufficiently served on the Tenant and/or the Guarantor if served on the Tenant and/or the Guarantor at the address/es specified at the beginning of this Lease or such other person in the United Kingdom as the Tenant and/or the Guarantor shall from time to time notify to the Landlord in writing

IN WITNESS whereof this Lease has been duly executed by the parties hereto the day and year first before written

THE FIRST SCHEDULE

PART 1 - ANCILLARY RIGHTS

None

PART 2 - THE EXCEPTIONS

2.1	Services

The right to the free and uninterrupted passage and running of water soil gas electricity and other services to and from any adjoining or neighbouring lands or premises in and through the Service Media now or hereafter during the Term laid in upon through over or under the Demised Premises

2.2	Construct Easements

The right to construct and to maintain in over or under the Demised Premises at any time during the Term any easements or services for the benefit of any adjoining or neighbouring lands or premises

2.3	Access

To enter onto the Demised Premises in the manner and for the purposes specified in sub-clauses 5.5 and 5.9 of this Lease or to do anything required to be done by the Landlord under the provisions of this Lease

2.4	Development of Adjoining Land

The right at any time to execute works and erections upon or to alter or rebuild any adjoining or neighbouring lands or premises and to use such adjoining or neighbouring lands or premises in such manner as the Landlord shall think fit Provided that the access of light and air to the Demised Premises or any other easement or privilege shall not materially be adversely interfered with

2.5	Support

The right of light air support and shelter and all other easements and rights now or in the future belonging to or enjoyed by adjoining or neighbouring lands or premises over the Demised Premises

PART 3 - DOCUMENTS REFERRED TO IN CLAUSE 3 AND 5.33

Date	Document	Parties
None

THE SECOND SCHEDULE

PART 1

CIRCUMSTANCES WHERE ASSIGNMENT IS PROHIBITED

1.	Unpaid Sums

Any sums due from the Tenant payable under this Lease are outstanding

2.	Outstanding Breaches

In the Landlord’s reasonable opinion there are material outstanding breaches of any tenant covenant under this Lease or any personal covenants undertaken by the Tenant

3.	Ability to Comply With Covenants

Notwithstanding any guarantees or other security offered to the Landlord in respect of the performance by the assignee of its obligations under this Lease, in the Landlord’s reasonable opinion the assignee is not a person who is likely to be able to comply with the tenant covenants of this Lease and to continue to be such a person following the assignment

4.	Detriment to Reversion

In the reasonable opinion of the Landlord the proposed assignment will have a detrimental effect on the value of diminish or otherwise adversely effect the Landlord’s reversionary interest in the Demised Premises or the Demised Premises on the assumption (whether or not a fact) that the Landlord wishes to sell its interest the day following the completion of the assignment of this Lease to the proposed assignee

PART 2

CONDITIONS TO BE SATISFIED PRIOR TO A PERMITTED ASSIGNMENT

1.	Authorised Guarantee Agreement

On or before any assignment and before giving occupation to the assignee the Tenant and any Guarantor of the Tenant (otherwise than a guarantor under an Authorised Guarantee Agreement) shall enter into an Authorised Guarantee Agreement; and

2.	Legal Opinion

If the prospective assignee/guarantor is a foreign company the Landlord has received a full legal opinion (in a form reasonably acceptable to the Landlord) from a reputable firm of lawyers practising within the relevant jurisdiction confirming, among other things, that the assignee/guarantor is properly constituted and solvent and of good standing and that the terms of the Lease/guarantee may be fully enforced against it

EXECUTED as a Deed by GETTY IMAGES	)
(UK) LIMITED acting by	)

Director	/s/ WARWICK WOODHOUSE

Secretary	/s/ SIMON QUIRK

EXECUTED as a Deed by GETTY	)
COMMUNICATIONS LIMITED acting by:-)

Director	/s/ WARWICK WOODHOUSE

Secretary	/s/ SIMON QUIRK

EXECUTED as a Deed by HULTON ARCHIVE	)
LIMITED acting by:-)

Director	/s/ WARWICK WOODHOUSE

Secretary	/s/ SIMON QUIRK

THE COMMON SEAL of BANTRY	)
INVESTMENTS LIMITED was	)
hereunto affixed in the presence of:-)

Director	/s/ BIANCA DANIELL
FINSBURY CORPORATE SERVICES LIMITED
DIRECTOR

Secretary	/s/ SHAILAH LOPEZ
FINSBURY SECRETARIES LIMITED SECRETARY